EXHIBIT 99.1

Heritage Oaks Bancorp Announces Resignation of Executive Vice President, Chief Financial Officer, Tom Tolda

PASO ROBLES, Calif., Nov. 6, 2012 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), the holding company for Heritage Oaks Bank (the "Bank") (Nasdaq:HEOP), announced that the Company's and the Bank's Executive Vice President and Chief Financial Officer, Tom Tolda, has resigned, effective immediately.

Simone Lagomarsino, President and Chief Executive Officer of the Company and the Bank said, "On behalf of all of us at Heritage Oaks Bank, we would like to thank Tom for his dedication and the many contributions he made to the organization. We wish him well in the next phase of his career."

The Company will begin the search for a successor. In the interim, Ms. Lagomarsino, herself an experienced financial services executive who has previously served as a chief financial officer at other institutions, will assume Mr. Tolda's duties as President, Chief Executive Officer and Interim Chief Financial Officer.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank, which operates as Heritage Oaks Bank and in Santa Barbara as Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus two branch offices in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, and Santa Barbara, two branch offices in Santa Maria, and a loan production office in Ventura/Oxnard. Heritage Oaks Bank conducts consumer and commercial banking business in San Luis Obispo, Santa Barbara, and Ventura Counties. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT: SIMONE LAGOMARSINO,
         PRESIDENT, CEO & INTERIM CFO
         805-369-5200